Exhibit 10.7
EMPLOYMENT AGREEMENT

Qualstar Corporation (the “Company”) and Lawrence D. Firestone (“Executive”) hereby enter into the following Employment Agreement (the “Agreement”), effective May 8, 2012 (the “Effective Date”):

1.   Employment.  The Company agrees to employ Executive as its Chief Executive Officer, and Executive accepts such employment, under the terms of this Agreement.

2.   Term.  Executive’s employment shall have an initial Term from June 4, 2012 or such earlier date that he is available to commence employment (“Start Date”) through June 30, 2013.  On June 30, 2013, the Term shall automatically renew for one year, unless the Company provides Executive written notice of non-renewal by March 31, 2013.  If Executive remains employed after June 30, 2014, his employment shall be considered “at-will.”  Termination of the employment relationship at any time after June 30, 2014 shall not trigger any compensation obligations, other than the portion of Executive’s Base Salary and vacation or other benefits which have accrued through his date of termination, and such other benefits as are required by law (the “Accrued Compensation”).

3.   Position and Duties.

3.1  Service with the Company.  Executive agrees to competently perform such duties customarily performed by a Chief Executive Officer, and such other duties as shall be assigned to him from time to time by the Board of Directors of the Company (the “Board”). Executive will use his best efforts to promote the success of the Company’s business and will cooperate fully with the Board in the advancement of the best interests of the Company.

3.2  Activities During Employment.  Executive will devote his full business time, energy, ability, attention and skill to his employment under this Agreement and to the business of the Company.  Absent the prior written approval of the Board, Executive will not engage in any for-profit business activity, whether as an employee, officer, consultant, independent contractor or otherwise.  Executive shall be free to serve on various non-profit organization boards, so long as they do not unreasonably interfere with his duties to the Company.

3.3  Resignation from Committees of Board.  Executive hereby resigns from all Committees of the Board of which he is a member (i.e., the Audit and Compensation Committees), effective immediately.

4.   Compensation.

4.1      Base Salary.  As compensation for all services to be rendered by Executive under this Agreement, the Company shall pay to Executive an initial base salary at the annual rate of $300,000.00 less all previously authorized or legally required deductions and withholdings (the “Base Salary”), which shall be paid in accordance with the Company’s normal payroll procedures and policies.  Starting July 1, 2013, Executive’s Base Salary shall increase to $350,000.00, unless the Company provides Executive with written notice of non-renewal as described above.  Executive shall receive no additional compensation for his service as a member of the Board.

4.2  Signing Bonus.  Executive shall receive a signing bonus of $75,000.00, to be paid within 15 days of the Start Date.

4.3  Incentive Bonus.  As further compensation for his services, Executive shall be eligible for an incentive bonus, based on the achievement of certain goals and objectives established by the Board from time to time.  Executive’s target incentive bonus shall be 100% of his Base Salary.  The determination of whether Executive has achieved the goals and objectives established by the Board shall be at the sole discretion of the Board.  Such bonus shall be paid no later than 2 ½ months after the close of the Company’s fiscal year.  Executive’s incentive bonus for the initial term ending June 30, 2013 shall be reduced by (1) the amount of his Signing Bonus ($75,000.00); (2) the amount of his commuting expenses (up to $60,000.00); and (3) the amount of his expenses for relocation of his personal items (up to $20,000.00) (the “Bonus Reduction”).

4.4  Stock Option Agreement.  The Company shall grant Executive a total of 300,000 stock options pursuant to the Company’s 2008 Stock Incentive Plan (the “2008 Plan”), as follows: 100,000 options as of the Effective Date (“First Grant”); 100,000 options as soon as practicable after January 1, 2013, provided that Executive continues to be employed by the Company (“Second Grant”); and 100,000 options as soon as practicable after January 1, 2014, again provided that Executive continues to be employed by the Company (“Third Grant”).  Notwithstanding the foregoing, if the 2008 Plan is amended so as to permit option grants in excess of 100,000 options per calendar year or a new plan is adopted which would allow grants in excess of 100,000 options per calendar year, and such amended or new plan is approved by shareholders prior to January 1, 2013 or January 1, 2014, then the Second Grant and the Third Grant shall be granted promptly after shareholder approval of such amendment or new plan, as applicable.  All grants shall be pursuant to the terms of written stock option agreements between Executive and the Company.  The exercise price of all grants will be equal to 100% of the Fair Market Value of the common stock as of the date of grant, determined in accordance with the provisions of the 2008 Plan.  75,000 options of the First Grant shall vest on June 30, 2013.  The remaining 25,000 options under the First Grant and the options under the Second and Third Grants shall be structured to vest quarterly commencing September 30, 2013 at the rate of 18,750 per quarter, and shall provide that the First Grant options be exhausted first, followed by the Second Grant options, followed by the Third Grant options. Nothing in this Agreement shall vary the terms of any Stock Option Agreement signed by Company and Executive.  In the event of a conflict between this Agreement and any Stock Option Agreement, the terms of the Stock Option Agreement shall govern.

4.5  Adjustment to Bonus Reduction.  If the exercise price per share of the Second Grant options exceeds the exercise price per share of the First Grant options, the Company shall adjust the Bonus Reduction by the difference in the exercise price per share multiplied by 100,000 (“2013 Adjustment”).  If the exercise price per share of the Third Grant options exceeds the exercise price per share of the First Grant options, the Company shall increase the Incentive Bonus for the fiscal year ending June 30, 2014 by the difference in exercise price per share multiplied by 100,000, less, if applicable, the amount by which the exercise price per share of the Second Grant options is less than the exercise price per share of the First Grant options, multiplied by 100,000 (“2014 Adjustment”). The aggregate amount of the 2013 Adjustment and the 2014 Adjustment shall not exceed the Bonus Reduction ($155,000.00).

4.6  Participation in Benefit Plans.  Executive shall be entitled to participate in all employee benefit plans or programs of the Company that are generally available to the Company’s executive officers or employees, including vacation/sick pay, health insurance, long-term disability and 401(k) plan. Executive shall be subject to the terms and conditions of the employee benefit plans and programs, including, without limitation, the Company’s right to amend or terminate the employee benefit plans and programs at any time and without advance notice to the participants.

4.7  Expenses.  In accordance with the Company’s policies established from time to time, the Company will pay or reimburse Executive for all reasonable and necessary out-of-pocket expenses, including travel expenses, incurred by him in the performance of his duties under this Agreement. The Company specifically agrees to reimburse Executive’s reasonable commuting expenses (including airfare, lodging, travel, automobile and fuel) up to $60,000.00 in the initial Term.  The Company also agrees to reimburse Executive’s expenses up to $20,000.00 for relocation of his personal items when Executive relocates his permanent residence to the Simi Valley, California area, upon presentation of appropriate documentation.

5.           Compensation Upon Separation of Executive’s Employment.

5.1  Termination Without Cause or for Good Reason Prior to June 30, 2014. In the event that the Company terminates Executive’s employment without Cause (as defined below), or Executive resigns from the Company for Good Reason (as defined below), prior to June 30, 2014, Executive shall be entitled to receive (1) the Accrued Compensation; and (2) an amount equal to his then current Base Salary for a period of 18 months; provided that Executive is not in breach of the covenants set forth in Section 7.  The Base Salary amount shall be paid in a lump sum as soon as practicable but no later than sixty (60) days after the effective termination date; provided, however, that such payment shall not be made unless and until Executive has had a “separation from service” within the meaning of Section 409A of the Code (as defined in Section 8.2) and the requirements of Section 5.4 have been met.

5.2  Termination Without Cause or for Good Reason Following Change in Control Prior to June 30, 2014.  If, within 12 months of a Change in Control (as defined below), the Company terminates Executive’s employment without Cause (as defined below), or Executive resigns from the Company for Good Reason (as defined below), prior to June 30, 2014, Executive shall be entitled to receive (1) the Accrued Compensation; (2) an amount equal to his then current Base Salary for a period of 18 months, provided that Executive is not in breach of the covenants set forth in Section 7; (3) payment of COBRA premiums for Executive, his spouse and his dependents for a period of 18 months, provided that (i) the Company shall pay premiums for Executive’s spouse and dependents only for coverage for which the Executive’s spouse and dependents were enrolled immediately prior to the termination without Cause or for Good Reason and (ii) if at any time the Company determines, in its sole discretion, that the payment of the COBRA premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Code or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing the COBRA premiums, the Company will instead pay Executive on the last day of each remaining month the Company would have paid the COBRA premiums, a fully taxable cash payment equal to the COBRA premiums for that month, subject to all previously authorized or legally required deductions and withholdings; (4) a lump sum equal to 100% of Executive’s target incentive bonus for 12 months, plus 100% of a pro rata portion of Executive’s target incentive bonus for the current fiscal year (which lump sum shall assume all applicable performance metrics and objectives have been obtained by Executive and/or the Company); and (5) accelerated vesting of all of Executive’s stock options.  The Base Salary amount shall be paid in a lump sum as soon as practicable but no later than sixty (60) days after the effective termination date; provided, however, that such payment shall not be made unless and until Executive has had a “separation from service” within the meaning of Section 409A of the Code and the requirements of Section 5.4 have been met.

5.3  Separation for Any Other Reason.  In the event that Executive’s employment is separated (1) by the Company for Cause; (2) by Executive without Good Reason; (3) by Executive’s death; (4) due to Executive’s inability to perform the essential functions of his job position, with or without accommodation, due to mental or physical disability; or (5) for any reason after June 30, 2014, Executive shall not be entitled to any compensation or any other sum other than the Accrued Compensation.

5.4  Release of Claims.  As a condition to Executive’s right to receive the compensation provided for in Section 5.1 or 5.2 of this Agreement, other than the Accrued Compensation, Executive shall, upon termination of his employment, (i) return all Company property in Executive’s possession, and (ii) enter into a release agreement in a form reasonably acceptable to the Company.  If the terms of the release are such that the permissible period for executing the release spans two tax years, then any payments to be made pursuant to this Agreement shall commence in the second of the two tax years.

6.           Definitions.

6.1  Cause.  “Cause” shall mean (A) the commission of any act of fraud, embezzlement or dishonesty by Executive which materially and adversely affects the business of the Company, the acquiring or successor entity (or parent or any subsidiary thereof), (B) any unauthorized use or disclosure by Executive of confidential information or trade secrets of the Company, the acquiring or successor entity (or parent or any subsidiary thereof), (C) the continued refusal or omission by the Executive to perform any material duties required of him if such duties are consistent with duties customary for the position held with the Company, the acquiring or successor entity (or parent or any subsidiary thereof), (D) any material act or omission by the Executive involving malfeasance or gross negligence in the performance of Executive’s duties to, or material deviation from any of the policies or directives of, the Company or the acquiring or successor entity (or parent or any subsidiary thereof), (E) conduct on the part of Executive which constitutes the breach of any statutory or common law duty of loyalty to the Company, the acquiring or successor entity (or parent or any subsidiary thereof), or (F) any illegal act by Executive which materially and adversely affects the business of the Company, the acquiring or successor entity (or parent or any subsidiary thereof), or any felony committed by Executive, as evidenced by conviction thereof.

6.2  Good Reason.  Good Reason shall mean (A) a change in Executive’s position with the Company, the acquiring or successor entity (or parent or any subsidiary thereof) that materially reduces Executive’s duties and responsibilities, (B) a material reduction in the duties and responsibilities of the supervisor to whom Executive is required to report, including a requirement that Executive report to a corporate officer or employee instead of reporting directly to the Board; (C) a reduction in Executive’s base salary by more than ten percent (10%), or (D) a relocation of Executive’s principal place of employment to a location more than thirty (30) miles from the location of Executive’s principal place of employment immediately prior to such relocation, provided that such relocation results in an increase in Executive’s one-way commute to Executive’s principal place of employment by more than thirty (30) miles based on Executive’s principal place of residence immediately prior to the announcement of such relocation, provided and only if, in each case, such change, reduction or relocation is effected without Executive’s written consent; and further provided that, in each case, (1) Executive has given written notice of such Good Reason condition within 90 days of the initial existence of the condition; (2) the Company has not remedied such condition within 30 days of such notice; and (3) Executive’s termination occurs within 2 years of the initial existence of the condition.

6.3  Change in Control.  "Change in Control" shall mean (i) the acquisition, directly or indirectly, in one transaction or a series of related transactions, by any person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) of the beneficial ownership of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of all outstanding securities of the Company; (ii) a merger or consolidation in which the Company is not the surviving entity, except for a transaction in which the holders of the outstanding voting securities of the Company immediately prior to such merger or consolidation hold, in the aggregate, securities possessing more than fifty percent (50%) of the total combined voting power of all outstanding voting securities of the surviving entity immediately after such merger or consolidation; (iii) a reverse merger in which the Company is the surviving entity but in which securities possessing more than fifty percent (50%) of the total combined voting power of all outstanding voting securities of the Company are transferred to or acquired by a  person or persons different from the persons holding those securities immediately prior to such merger; (iv) the sale, transfer or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company; or (v) the approval by the stockholders of a plan or proposal for the liquidation or dissolution of the Company.  In addition, a “Change in Control” of the Company shall be deemed to have occurred if, at any time during any period of 12 consecutive months during the term of this Agreement, individuals who at the beginning of the 12-month period constituted the entire Board of Directors of the Company do not for any reason constitute a majority of the Board of Directors, unless the election, or the nomination for election by the Company’s stockholders, of each new director was approved by a vote of at least a majority of the directors then still in office who were directors at the beginning of the period (but not including any new director whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors of the Company).

7.   Employee Proprietary Information and Invention Assignment Agreement (“EPIIA Agreement”).  Executive shall enter into and comply with the Company’s standard form EPIIA Agreement.  Executive also agrees to sign and comply with any subsequent versions of the EPIIA Agreement, as issued by the Company in its sole discretion.  Notwithstanding any termination or expiration of this Agreement or termination of Executive’s employment, Executive agrees to continue to comply with the terms of the EPIIA Agreement, including any subsequent versions.

8.   Miscellaneous.

8.1  Assignment.  This Agreement shall not be assignable, in whole or in part, by either party without the prior written consent of the other party, except that the Company may, without the consent of Executive, assign its rights and obligations under this Agreement to an Affiliate or to any corporation, firm or other business entity (i) with or into which the Company may merge or consolidate, or (ii) to which the Company may sell or transfer all or substantially all of its assets; provided, however, that such successor entity shall expressly assume the rights and obligations of the Company hereunder, which shall become the rights and obligations of such successor entity upon such assignment.  After any such assignment by the Company, the Company shall be discharged from all further liability hereunder and such assignee shall thereafter be deemed to be the Company for the purposes of all provisions of this Agreement including this Section 8.1.  As used in this Agreement, the term “Affiliate” means any corporation, association or other business entity of which more than 50% of the total voting power of shares of stock entitled to vote in the election of directors, Board or trustees is at the time owned or controlled, directly or indirectly, by the Company.

8.2  409A Compliance.  To the extent applicable, it is intended that the Agreement comply with the provisions of section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).  This Agreement will be administered and interpreted in a manner consistent with this intent, and any provision that would cause this Agreement to fail to satisfy Section 409A of the Code will have no force and effect until amended to comply therewith (which amendment may be retroactive to the extent permitted by Section 409A of the Code).  Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, Executive shall not be considered to have terminated employment with the Company for purposes of this Agreement and no payments shall be due to Executive under this Agreement which are payable upon Executive's termination of employment until Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code.  To the extent any payments or benefits provided pursuant to this Agreement (a) are paid from the date of termination of Executive’s employment through the date 2 ½ months after the close of the Company’s fiscal year following such termination, such payments or benefits are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations and thus payable pursuant to the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations; (b) are paid following such date 2 ½ months after the close of the Company’s fiscal year following such termination, such payments or benefits are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations made upon an involuntary separation from service and payable pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations, to the maximum extent permitted by said provision, (c) represent the reimbursement or payment of costs for outplacement services, such payments or benefits are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations and to qualify for the exception from deferred compensation pursuant to Section 1.409A-1(b)(9)(v)(A) of the Treasury Regulations; and (d) are in excess of the amounts specified in clauses (a), (b) and (c) of this Section 8.2, such payments or benefits shall (unless otherwise exempt under Treasury Regulations) be considered separate payments subject to the distribution requirements of Section 409A(a)(2)(A) of the Code, including, without limitation, the requirement of Section 409(a)(2)(B)(i) of the Code that payments or benefits be delayed until 6 months after Executive’s separation from service if Executive is a “specified employee” within the meaning of the aforesaid section of the Code at the time of such separation from service.  In the event that a six month delay of any such separation payments or benefits is required, on the first regularly scheduled pay date following the conclusion of the delay period, Executive shall receive a lump-sum payment or benefit in an amount equal to the separation payments and benefits that were so delayed, and any remaining separation payments or benefits shall be paid on the same basis and at the same time as otherwise specified pursuant to this Agreement (subject to all previously authorized or legally required deductions and withholdings).  With respect to expenses eligible for reimbursement under the terms of this Agreement, (i) the amount of such expenses eligible for reimbursement in any taxable year shall not affect the expenses eligible for reimbursement in another taxable year and (ii) any reimbursements of such expenses shall be made no later than the end of the calendar year following the calendar year in which the related expenses were incurred, except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A of the Code.

8.3  Section 280G Limitation on Payments.  In the event that the payments and benefits provided for in this Agreement or otherwise payable to Executive constitute “parachute payments” within the meaning of Section 280G of the Code and, but for this Section 8.3, would be subject to the excise tax imposed by Section 4999 of the Code, then:

(a)           Executive’s severance benefits will be either:  (1) paid and delivered in full, or (2) paid and delivered as to such lesser extent which would result in no portion of such severance benefits being subject to the excise tax under Section 4999 of the Code,  whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive, on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code.

(b)           If a reduction in the severance and other benefits constituting “parachute payments” is necessary so that no portion of such severance benefits is subject to the excise tax under Section 4999 of the Code, the reduction shall occur in the following order: (1) reduction of the severance payments under Sections 5.1(a), and (2) reduction of continued employee benefits under Section 5.1(b). Unless the Company and Executive otherwise agree in writing, any determination required under this Section 8.3 will be made in writing by an independent firm (the “Firm”), whose determination will be conclusive and binding upon Executive and the Company for all purposes.  For purposes of making the calculations required by this Section 8.3, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section 8.3 prior to the date payments or benefits would otherwise become payable to Executive under this Agreement. The Company will bear all costs the Firm may reasonably incur in connection with any calculations contemplated by this Section 8.3.

8.4  Governing Law.  This Agreement is made under and shall be governed by and construed in accordance with the laws of the State of California without regard for conflicts of laws principles.

8.5  Entire Agreement.  This Agreement contains the entire agreement of the parties relating to the subject matter hereof and supersedes all agreements and understanding with respect to such subject matter not described herein, and the parties have made no other agreements, representations or warranties, oral or written, relating to the subject matter of this Agreement.

8.6  Amendments.  No amendment or modification of this Agreement shall be deemed effective unless made in writing signed by the parties.

8.7  No Waiver.  No term or condition of this Agreement shall be deemed to have been waived nor shall there be any estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought.  Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

8.8  Severability.  To the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.  Executive acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement shall be given the construction which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

8.9  Facsimile and Counterpart Execution.  This Agreement may be executed by facsimile and in counterparts, each of which shall be deemed an original and all of which when taken together shall constitute but one and the same instrument.

8.10    Notices.  Any notice, demand or request required or permitted to be given under this Agreement shall be in writing and shall be deemed given when (i) delivered personally, (ii) mailed by certified or registered mail, postage prepaid, return receipt requested, (iii) delivered by an overnight courier service of national reputation for delivery on the next business day (in which case it shall be deemed delivered on the business day after mailing) or (iv) sent by facsimile, with a confirmation copy simultaneously mailed (in which case it shall be deemed given when transmitted).  In each case, the notice shall be addressed and/or transmitted to the Company at its principal place of business, Attention: Board of Directors, and if to Executive, at Executive’s most recent home address as shown in the records of the Company.

8.11    Attorneys’ Fees.  In the event that any party hereto brings a legal action (whether at law or in equity) or arbitration to enforce such party's rights or remedies, or the obligations of the other party, under this Agreement, the prevailing party in such legal action shall be entitled to recover its reasonable legal fees and expenses, and court costs, incurred in connection therewith from the non-prevailing party.  Attorneys’ fees for employment claims will be awarded pursuant to applicable statute.

8.12    Interpretation of Agreement.  This Agreement has been negotiated at arm’s length and between persons sophisticated and knowledgeable in the matters dealt with in this Agreement.  In addition, each party has been represented by experienced and knowledgeable legal counsel.  Accordingly, any rule of law or legal decision that would require interpretation of any ambiguities in this Agreement against the party that has drafted it is not applicable and is waived.  The provisions of this Agreement shall be interpreted in a reasonable manner to effect the purpose of the parties and this Agreement.

8.13    Headings.  The headings in this Agreement are solely for convenience of reference and shall not affect its interpretation.

8.14    Survival.  The terms and conditions of Sections 7 and 8 shall survive the termination or expiration of this Agreement and termination of Executive’s employment and shall remain in full force and effect thereafter.

8.15    Taxes.  The Company may withhold from any payments made under this Agreement all authorized or legally required deductions and withholdings, including but not limited to income, employment and social insurance taxes.  Executive acknowledges and represents that the Company has not provided any tax advice to him in connection with this Agreement and that he has been advised by the Company to seek tax advice from his own tax advisors regarding this Agreement and payments that may be made to him pursuant to this Agreement, including specifically, the application of the provisions of Section 409A of the Code to such payments.

(Signatures on following page.)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year set forth above.

“Company”

Qualstar Corporation

By:	/S/ Nidhi (Nicki) H. Andalon
Nidhi (Nicki) H. Andalon, Chief Financial Officer

“Executive”

/S/ Lawrence D. Firestone
Lawrence D. Firestone

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